Exhibit 10.18

Description of Compensation of Non-Employee Directors

Fees Earned or Paid in Cash

Cash payments to non-employee directors are made as follows:

1.               Annual Retainer for all non-employee directors: $25,000

2.               Committee Meeting Fees: $1,000 per meeting attended (whether attended in-person or by phone)

3.               Annual Chairperson Fees:

-                    $3,000 for Nominating and Governance Committee

-                    $5,000 for Compensation Committee

-                    $10,000 for Audit Committee

4.               Board Meeting Fees: $1,500 per meeting attended (whether attended in-person or by phone)

5.               Other:

-                    Lead director — $10,000 annually (no lead director after August 2006)

-                    Chairman — $35,000 annually (effective August 2006)

All amounts are paid quarterly (except as noted). There is no pro-rating for service for less than a full quarter; service on any committee for part of a quarter is treated the same as an entire quarter. In addition, from time to time the Board of Directors forms ad hoc committees and fixes compensation for those committees.

Equity Compensation

Each new non-employee director receives 5,000 restricted stock units upon becoming a director.

Each continuing non-employee director receives 2,500 restricted stock units on the date of the Board of Directors meeting that directly follows the annual meeting.

Prior to 2006, each new non-employee director was granted a non-statutory option to purchase 15,000 shares of common stock when the individual became a director, and each continuing non-employee director was automatically granted an annual non-discretionary, non-statutory option to purchase 7,500 shares of our common stock on the date of the Board meeting that directly followed the annual meeting.